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                                                                    EXHIBIT 99.2

December 15, 2000


Mark Clein, CEO
PMR Corporation
501 Washington Street, 5th Floor
San Diego, CA  92103

RE:     December 29, 2000 Cash Dividend

Dear Mark:

On January 19, 2000 you executed two Promissory Notes ("Notes") and a related Stock Pledge Agreement whereby PMR Corporation ("PMR") loaned you $467,500 for the purchase of shares of stock in PMR and up to $257,208 for the tax liabilities relating to the purchase of the shares of stock. To the extent that either of the Notes and/or Stock Pledge Agreement require the cash received as a dividend is immediately payable towards the payment of the amounts outstanding under the Notes, PMR is hereby waiving that requirement with respect to the cash dividend payable December 29, 2000. In all other respects the terms of the Notes and Stock Pledge Agreement remain unaltered.

Sincerely yours,

/s/ ALLEN TEPPER

Allen Tepper
Chairman of the Board